CIBC World Markets	CIBC WORLD MARKETS PLC Cottons Centre Cottons Lane London, England SE1 2QL Tel: 44 (0)20 7234 4127 Fax: 44 (0)20 7407 4127

The Directors
Trench Electric Holding B.V.

12th July 2001

Dear Sirs

FACILITIES AGREEMENT DATED 18 APRIL 2000 AS AMENDED AND RESTATED ON 20 JUNE 2000 AND MADE BETWEEN TRENCH ELECTRIC HOLDING B.B. (AS PARENT) (1), THE COMPANIES LISTED IN SCHEDULE II THERETO (AS ORIGINAL BORROWERS) (2), THE COMPANIES LISTED IN SCHEDULE III THERETO (AS GUARANTORS AND CHARGING COMPANIES) (3), CIBC WORLD MARKETS PLC, BARCLAYS BANK PLC, CREDIT LYONNAIS AND NM ROTHSCHILD & SONS LIMITED (AS BANKS) (4), CIBC WORLD MARKETS PLC (AS ARRANGER) (5), CIBC WORLD MARKETS PLC (AS ISSUING BANK) (6) CIBC WORLD MARKETS PLC (AS AGENT) (7), CANADIAN IMPERIAL BANK OF COMMERCE (AS CANADIAN LENDER) (8) AND CIBC WORLD MARKETS PLC (AS SECURITY AGENT) (9) (THE “FACILITIES AGREEMENT”)

We refer to the above Facilities Agreement and to the Trench Group Bank Presentation dated 22 November 2000 (the “Presentation”). Unless a contrary intention appears, terms and expressions defined in the Facilities Agreement shall have the same meanings when used in this letter and references to clauses and schedules of the Facilities Agreement.

We are writing this letter to you in your capacity as Parent (including as agent for all of the Obligors) in our capacity as Agent.

1.	AMENDMENTS AND WAIVERS

(a)	Clause 17.2 Testing of Covenants, paragraph (b) currently reads:

The covenant contained is clause 17.1(d) (Adjusted Consolidated Net Worth) shall apply on a continuing basis and be tested by reference to any losses or profits demonstrated firstly by the management accounts and secondly, where applicable, by the relevant audited accounts of the Group. The covenant contained in clause 17.1(d) will only be breached if the minimum covenant level specified is not achieved when Adjusted Net Worth is calculated using the exchange rate applicable on the Completion Date (in each case complying with clause 16.4 (Consistent Application). The other covenants contained in clauses 17.1(a), (b) and (c) will be calculated using the exchange rate employed to prepare the relevant accounts from which the covenants are tested.

The following condition shall be applied:-

Provided that, in the case of clauses 17.1(a) and (c) the covenant ratios will be calculated using the exchange rate(s) employed to prepare the Financial Projections. This proviso shall apply for the four consecutive periods to be tested specified in those clauses up to and including the period ending 31st December 2001 and thereafter subject to the prior written consent from all the Banks.

(b)	Clause 15.9 (Capital Expenditure) and Schedule VIII (Capital Expenditure Projections)

For the purpose of clause 15.9 (Capital Expenditure), the table in Schedule VIII (Capital Expenditure Projections) shall be deleted and replaced by the schedule below:

		Shanghai
	Non-Shangai	— Base	— Expansion
Period (US$ million)	(1)	(2)	(3)
01/01/2000 to 31/12/2000	5.00	1.53
01/01/2001 to 31/12/2001	4.50	1.91	1.70
01/01/2002 to 31/12/2002	4.05	1.16
01/01/2003 to 31/12/2003	4.00	1.22
01/01/2004 to 31/12/2004	4.50
01/01/2005 to 31/12/2005	4.50
01/01/2006 to 31/12/2006	4.50
01/01/2007 to 31/12/2007	4.50

Clause 15.9(a) (Capital Expenditure) shall be deleted and replaced with the following:

(a) Not acquire any capital assets of a value or aggregate value (and for this purpose, aggregating with the value of the asset purchased the amount of any liability assumed with or Encumbrance secured on it), or otherwise incur any capital expenditure in any Accounting Reference Period, which, when aggregated with the value of all other capital assets and other capital expenditure incurred by Group Companies in that Accounting Referencing Period (but excluding Capital Expenditure to the extent funded from the re-investment of Net Disposal Proceeds or funds received or recovered by any Group Company of the type referred to in Clause 9.4 (a)(ii)) exceeds the relevant budgeted amount specified in United States Dollars in Schedule VIII (Capital Expenditure Projections) or such greater amount as may be approved by the Agent (acting on the instructions of the Majority Banks) and be specified in the budget for any Accounting Reference Period delivered pursuant to clause 16.1 (Budget).

Provided that, in relation only to the Capital Expenditure amounts referred to in columns (1) of the table appearing in Schedule VIII (Capital Expenditure Projections) up to 25 percent of the amount of any such Capital Expenditure not utilised may be carried forward for one period only and added to the Capital Expenditure limit for the next such period and any amount so carried forward shall be treated as utilised first by the Group in that period.

Provided also that, in relation to the Capital Expenditure limit attributable to Shanghai (Base) in the table appearing in Schedule VIII (Capital Expenditure Projections) only, 100% of any such Capital Expenditure not utilised in column (2) of the period 01/01/2000-31/12/2000 in such table may be carried forward for one period only and added to the Capital Expenditure limit for the next such period in column (2) of such table. Any amount so carried forward shall be treated as utilised first by the Group in that period.

For these purposes “Shanghai — Base” and “Shanghai — Expansion”) shall constitute that Capital Expenditure as outlined in such terms in Presentation 2.

(c)	Clause 17.3 (Definitions)

For the purposes of clause 17.3 (Definitions), references to the Parent shall be deemed deleted and replaced by reference to Trench Electric B.V.

(d)	Clause 9.3 (Cash Sweep)

The following provision shall be applied:-

Provided that for the Accounting Reference Period ending 31st December 2000 the amount to be prepaid hereunder will be a fixed amount of US$2,250,000 (the “Fixed Cash Sweep”)

(e)	Clause 9.5 (Application of Prepayments)

In clause 9.5(a) (Application of Prepayments) the following provision shall be inserted between the words “pro rata” and “;”:

Provided that in the case of prepayments constituted by the Fixed Cash sweep under clause 9.3 (Cash Sweep) such prepayments shall be applied firstly against the next most immediate instalment set out in clause 8.1 (Repayment of Term Advances) subsequent to the Accounting Reference Period ending 31 December 2000 and not applied pro rata against the outstanding Term Advances. Following prepayment in full of such instalment, any unutilised amount of such prepayment shall secondly be applied in the same manner against the next most immediate instalment and so forth in respect of further such prepayments.

In clause 9.5 (Application of Prepayments) a new clause 9.5(f) shall be inserted as follows:

“(f) in the case of prepayments arising form Net Disposal Proceeds pursuant to clauses 9.4 (Disposal Proceeds, Acquisition Agreement Claims and Escrow Monies) and 9.6 (Date for Prepayments) such prepayments shall be applied firstly against the last outstanding instalment set out in clause 8.1 (Repayment of Term Advances) and not applied pro rata across the outstanding instalments. Following prepayment in full of such instalment any unutilised amount of any such prepayment shall secondly be applied in the same manner against the then next to last outstanding instalment and so forth in respect of further such prepayments.”

(f)	Clause 17.1 (Financial Covenants)

The following new sub-clauses shall be inserted in Clause 17.1 (Financial Covenants):

(i)	“(e) Capital Expenditure (Non-Shanghai): Subject to the terms of clause 15.0 (Capital Expenditure), Capital Expenditure (other than that incurred in relation to the Shanghai Joint Venture the limits of which are specified in columns (2) and (3) of Schedule VIII (Capital Expenditure Projections)) incurred by the Group during any Accounting Reference Period shall not exceed the corresponding amount for such period set out in column (1) of Schedule VIII (Capital Expenditure Projections).”

(ii)	“(f) Capital Expenditure (Shanghai — Base): Subject to the terms of clause 15.9 (Capital Expenditure), Capital Expenditure incurred in relation to the Shanghai Joint Venture incurred by the Group during any Accounting Reference Period (other than that referred to in (g) below) shall not exceed the corresponding amount for such period set out in column (2) of Schedule VIII (Capital Expenditure Projections).”

(iii)	“(g) Capital Expenditure (Shanghai — Expansion): Capital Expenditure as referred to in Presentation 1 and Presentation 2 in relation to the Shanghai Joint Venture incurred by the Group during any Accounting Reference Period shall not exceed the corresponding amount for such period set out in column (3) of Schedule VIII (Capital Expenditure Projections). For the avoidance of doubt this element of Capital Expenditure shall be excluded from the definition of Capital Expenditure for the calculation of the other Financial Covenants.”

(iv)	“(h) Swiss Reorganisation Expenditure: the aggregate profit & loss cash flow costs in effecting the Swiss reorganisation (or elements thereof) referred to in Presentation 1 during any Accounting Reference Period shall not exceed the relevant amounts against such costs (or elements thereof) for such period set out in Schedule XVI (parts 1 & 2).”

(g)	Clause 17.2(b) (Testing of Covenants)

Clause 17.2(b) (Testing of Covenants) shall be amended by the deletion of the words “The” to “shall” in the first line thereof inclusive and the insertion in their place of the words “, The covenants contained in clauses 17.1(d) (Adjusted Consolidated Net Worth), (e) (Capital Expenditure (Non-Shanghai), (f) (Capital Expenditure (Shanghai — Base)), (g) (Capital Expenditure (Shanghai — Expansion)) and (h) (Swiss Reorganisation Expenditure) shall”.

(h)	Clause 2.5 (Purpose)

Clauses 2.5 (b)(iii) and (iv) shall be deleted and replaced with the following:

“(iii) for the general purposes of the Group up to a maximum aggregate amount of US$27,200,000 and (iv) in refinancing indebtedness under the Subordinated Notes up to a maximum aggregate amount of US$7,800,000.”

(i)	Clause 1.1 (Definitions)

The definition of “Permitted Encumbrance” shall be supplemented by the insertion of a new paragraph (j) as follows:

“(j) Encumbrances arising from the issuance of surety bonds in relation to contracts with an aggregate principal value or amount not exceeding US$1,000,000 and with a tenor of one year or less.

(j)	A new Schedule XVI shall be inserted in the Facilities Agreement in the form set out in the Schedule to this letter.

(k)	A new clause 16.2(b)(viii) shall be inserted as follows:

“(vii) a report on progress on achieving the projections and costs budgeted for the Group in connection with the re-organisation of the operations of Trench Switzerland AG as set out in Schedule XVI.

2.       APPROVALS

For the avoidance of doubt no waivers are given under this letter in respect of any other breach of, or other Event or Default or Potential Event of Default under, the Facilities Agreement or any other Senior Finance Document which might result from any other circumstances at any time other than as specifically set out herein.

The agreement and consents of the Banks contained in this letter shall apply only to the matters specifically referred to herein and are given in relevance upon the information (other than any projections) provided to the Agent on behalf of the Group being true, complete and accurate, and such projections being prepared in good faith based upon reasonable assumptions. Such agreement and consents shall be without prejudice to any rights which the Finance Parties may now or hereafter have in relation to any other circumstances or matters other than as specifically referred to herein (and whether subsisting on the date hereof or otherwise) or in relation to any information being other than true, complete and accurate, which rights shall remain in full force and effect.

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

This letter shall be governed by and construed in accordance English Law and clause 38 (Governing Law and Jurisdiction) of the Facilities Agreement shall apply mutatis mutandis as if set out in full in this letter.

Yours faithfully

For and on behalf of
CIBC World Markets Plc
In its capacity as Agent
For and on behalf of the Banks

By:     /s/ Richard Vaughan

To:     CIBC World Markets Plc

We confirm our acceptance of and agreement to your letter of 12th July 2000.

For and on behalf of

/s/ M. J. Bissell
Michael John Bissell

Trench Electric Holding B.V.
(for itself and in its capacity as
Parent and agent for each of the Obligors)

Date: 18th July 2001